Exhibit 2.9

EIGHTH AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS EIGHTH AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is entered into effective as of October 2, 2020, by and between DREAM FINDERS HOLDINGS LLC, a Florida limited liability company (“Purchaser”), and H&H CONSTRUCTORS, INC., a North Carolina corporation (“Seller”).

Recitals

A.   Seller and Purchaser are parties to that certain Membership Interest Purchase Agreement dated January 29, 2020, as amended by that certain First Amendment to Membership Interest Purchase Agreement dated March 17, 2020, that certain Second Amendment to Membership Interest Purchase Agreement dated April 30, 2020, that certain Third Amendment to Membership Interest Purchase Agreement dated June 30, 2020, as amended by that certain Fourth Amendment to Membership Interest Purchase Agreement dated August 18, 2020, that certain Fifth Amendment to Membership Interest Purchase Agreement dated August 31, 2020, that certain Sixth Amendment to Membership Interest Purchase Agreement dated September 18, 2020, and as further amended by that certain Seventh Amendment to Membership Interest Purchase Agreement dated September 22, 2020 (collectively, the “Agreement”), for the purchase and sale of the Membership Interests. Unless otherwise defined herein, capitalized terms shall have the meaning assigned to them in the Agreement.

B.   Purchaser and Seller desire to modify certain terms of the Agreement, and the parties have agreed to execute this Amendment to reflect such modification to the Agreement.

Agreement of the Parties

NOW THEREFORE, for and in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed that:

1.  Incorporation of Recitals. The recitals set forth above are incorporated herein by reference as if set forth fully herein.

2.   Guarantee Fee. Purchaser shall pay Ralph Huff a monthly guarantee fee (“Guarantee Fee”) calculated on the Company’s end of day outstanding Mortgage Lender debt excluding amounts owed to BB&T, Pinnacle Bank, and Atlantic Union Bank (“Daily Guarantee Fee Basis”) that he continues to be a guarantor of sixty (60) days after the Closing Date. The Guarantee Fee shall be paid monthly commencing after such sixty (60) day period (“Guarantee Fee Payment”) within seven (7) days of the end of each month based on the actual number of days the Daily Guarantee Fee Basis remains outstanding. The Guarantee Fee shall be calculated on a daily basis (“Daily Guarantee Fee”) using an interest charge of five percent (5.00%) per annum such that the each Guarantee Fee Payment shall be equal to the sum of the Daily Guarantee Fees for that month based on the actual number of days the Daily Guarantee Fee Basis remains outstanding. The Daily Guarantee Fee shall be calculated as follows:

Daily Guarantee Fee = Daily Guarantee Fee Basis x (5.00% / 365)

3.   Surety Bond. Within sixty (60) days after the Closing Date, Purchaser shall arrange and provide at Purchaser’s sole cost and expense, a Surety Bond acceptable to and to the benefit of Ralph Huff, Huff Entities, and Seller (“Insured Parties”) to insure the Insured Parties and hold them harmless against any losses arising from their continuing guarantee of Company debt owed to BB&T, Pinnacle Bank, and Atlantic Union Bank or from any lien provided to BB&T, Pinnacle Bank, and Atlantic Union Bank on any property owned by any of the Insured Parties as collateral for such mortgage debt. The Surety Bond shall have a maximum payout value not to exceed the lesser or (i) $30,000,000, or (ii) the then-actual principal and interest balance outstanding to BB&T, Pinnacle Bank and Atlantic Union Bank, and the bond shall remain in place until all debt owned by Company to BB&T, Pinnacle Bank, and Atlantic Union Bank and guaranteed by a Huff Entity has been repaid in full and those credit facilities cancelled, unless the Huff Entities are sooner released from the guaranties. Failure by Purchaser to arrange and provide such Surety

Bond with sixty (60) days of the Closing Date shall be a default under the Agreement.

4.   Effect of Amendment. Except as modified in this Amendment, there are no changes to the Agreement, and the Agreement as herein modified remains in full force and effect as of the date hereof and is hereby ratified by the parties in all respects. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of either party for any default under the Agreement, nor constitute a waiver of any provision of the Agreement. In the event of a conflict between the Agreement and this Amendment, the terms of this Amendment shall control.

5.   Counterparts. This Amendment may be executed by the parties hereto individually or in combination or in one or more counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument. Scanned and emailed or facsimile signatures shall be deemed original and binding on the parties.

[Signatures appear on the following page.]

Seller and Purchaser have executed this Amendment as of the date set forth above.

PURCHASER:

DREAM FINDERS HOLDINGS LLC, a Florida limited liability company

By:	/s/ Patrick O. Zalupski
Name:	Patrick O. Zalupski
Title:	Chief Executive Officer

SELLER:

H&H CONSTRUCTORS, INC., a North Carolina corporation

By:	/s/ D. Ralph Huff III
Name:	D. Ralph Huff III
Title:	Chief Executive Officer